Exhibit 4

SECOND AMENDMENT TO
MEREDITH CORPORATION CREDIT AGREEMENT

SECOND AMENDMENT AGREEMENT, dated as of November 12, 2004 ("this Amendment"), pursuant to the Credit Agreement, dated as of April 5, 2002, as amended by a First Amendment, dated as of May 7, 2004 ("Credit Agreement"), by and among Meredith Corporation ("Borrower"), the several financial institutions from time to time party to the Credit Agreement as Lenders thereunder (collectively, "Lenders"), Fleet National Bank, as the administrative agent for the Lenders ("Administrative Agent"), Bank One, NA and Wells Fargo Bank, National Association, each as a co-syndication agent for the Lenders (collectively, "Co-Syndication Agents"), and Suntrust Bank, Central Florida, National Association, as documentation agent for the Lenders ("Documentation Agent"). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

SECTION 1.  Background. The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement to extend the maturity date and make several other changes thereto.

SECTION 2.  Amendments to Credit Agreement. Subject to satisfaction of each of the conditions to effectiveness contained in Section 4 of this Amendment, the Credit Agreement is hereby amended as set forth below.

(a) Section 1.01 (Definitions) of the Credit Agreement is amended by adding the following new defined terms thereto in alphabetical order:

"Second Amendment Effective Date" means November 12, 2004, subject to the satisfaction of each of the conditions to effectiveness contained in Section 4 of the Second Amendment to this Agreement, dated as of November 12, 2004.

(b) Section 1.01 (Definitions) of the Credit Agreement is amended by restating the definition of each of the following defined terms in its entirety as set forth below:

"Fee Letters" means (i) the Administrative Agent's Fee Letter, executed on or prior to November 12, 2004, by and among the Borrower, the Administrative Agent and Banc of America Securities LLC, (ii) the Fee Letter, executed on or prior to November 12, 2004, by and among the Borrower and the Administrative Agent, and (iii) any other fee letters delivered by the Borrower to the Administrative Agent and/or Banc of America Securities LLC.

"Fees" means, collectively, (a) the Commitment Fees, (b) the Letter of Credit Fees, (c) all other fees payable to the Issuing Lender from time to time pursuant to Section 3.08, and (d) all other fees payable to any of the Agents or Lenders from time to time pursuant to Section 2.06.

"Maturity Date" means November 12, 2009.

"Permitted Acquisition" means an Acquisition by the Borrower or any Subsidiary of the Borrower, if: (a) in the case of the acquisition of Equity Interests of any Person, immediately after giving effect to such acquisition (i) such Person is a Subsidiary; (ii) the Borrower controls such Person directly or indirectly through one or more Subsidiaries; (iii) no Default shall have occurred and be continuing; (iv) the line or lines of business engaged in by such Person are substantially the same as or reasonably related to the lines of business engaged in by the Borrower and its Subsidiaries on the Second Amendment Effective Date; and (v) such acquisition is made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired and, if necessary, the shareholders of the Person to be acquired and (b) in the case of the acquisition of assets from any Person, immediately after giving effect to such acquisition: (i) the assets acquired by the Borrower or such Subsidiary of the Borrower, shall be used by the Borrower or such Subsidiary in a line of business substantially the same as or reasonably related to the lines of business engaged in by the Borrower and its Subsidiaries on the Second Amendment Effective Date; and (ii) no Default shall have occurred and be continuing.

(c) Section 1.01 (Definitions) of the Credit Agreement is amended by deleting the defined term "Utilization Fee".

(d) Section 2.06 (Fees) of the Credit Agreement is amended by (i) deleting paragraph (b) thereof in its entirety, and (ii) designating paragraph (c) thereof as paragraph (b).

(e) Section 5.07 (Taxes) of the Credit Agreement is amended by replacing the date "June 30, 1997" in the last sentence thereof with the date "June 30, 2001".

(f) Section 6.05 (Loans or Advances) of the Credit Agreement is amended by replacing the amount "$100,000,000" in clause (e) thereof with the amount "$200,000,000".

(g) Section 6.06 (Investments) of the Credit Agreement is amended by restating clause (a) of the first paragraph thereof in its entirety to read as follows:

(a) (i) direct obligations of the United States Government or any agency thereof maturing within one year, (ii) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision, and taxing authority (as the case may be) are rated at least A by S&P or A by Moody's Investors Services, Inc., and (iii) tax-exempt commercial paper of U.S. municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's Investors Services, Inc. and maturing within six months after the date of acquisition thereof;

(h) Section 6.06 (Investments) of the Credit Agreement is further amended by replacing the amount "$100,000,000" in clause (g) thereof with the amount "$200,000,000".

(i) Section 6.06 (Investments) is further amended by adding to the end of the first paragraph thereof the following sentence:

In addition to the Investments permitted by the foregoing provisions of this Section 6.06, the Borrower and its Subsidiaries may make Investments in mutual funds sponsored by any registered broker dealer or mutual fund distributor which mutual fund primarily invests in the type of Investments described in clauses (a), (b), (c) and (d) of this Section 6.06.

(j) Section 6.06 (Investments) of the Credit Agreement is further amended by amending and restating subclause (ii) of clause (y) of the second paragraph thereof to read in its entirety as follows:

(ii) make capital contributions to the Captive Insurance Subsidiary in an amount not exceeding $100,000,000 for all capital contributions made from and after the first anniversary of the date of formation of the Captive Insurance Subsidiary, which capital contributions shall consist of Permitted Intercompany Notes;

(k) Section 7.01 (Events of Default) of the Credit Agreement is amended by amending and restating paragraph (f) thereof in its entirety to read as follows:

(f)(i) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary having an aggregate principal amount in excess of $10,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised their right to do so; (ii) the occurrence of any "Amortization Event" under the Receivables Program; or (iii) the Borrower shall be removed by the agent under the Receivables Program Documents as the "Servicer" under the Receivables Program; or

(l) Section 9.06 (Increase in Total Commitment) of the Credit Agreement is amended by amending and restating the first two sentences of paragraph (a) thereof in their entirety to read as follows:

(a) At any time prior to 5:00 p.m. (Boston, Massachusetts time) on the tenth (10th) Business Day prior to the fourth anniversary of the Second Amendment Effective Date, the Borrower may request on no more than three occasions that the Total Commitment be increased, without the consent of the Required Lenders, by an amount up to $150,000,000 to be provided to the Borrower hereunder; provided, that, the Total Commitment, determined after giving effect to such increase in the Total Commitment, shall not at any time exceed $300,000,000. The Borrower's request shall be made in writing (a "Commitment Increase Notice") and delivered to the Administrative Agent at lease ten (10) Business Days prior to the proposed effective date of the increase in Total Commitment and shall specify the amount of the proposed increase in Total Commitment and the proposed effective date for such increase in Total Commitment, which proposed effective date must be prior to the fourth anniversary of the Second Amendment Effective Date.

(m) The Disclosure Schedule is amended and restated in its entirety to read as set forth in Schedule III attached to this Amendment.

SECTION 3.  Representations and Warranties. The Borrower represents and warrants to each of the Lenders, the Issuing Lender and the Agents on and as of the date hereof as set forth below:

(a) The execution, delivery and performance by the Borrower of this Amendment (a) are within the Borrower's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any contract or agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (e) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

(b) This Amendment constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

(c) The representations and warranties of the Borrower contained in Article V of the Credit Agreement are true on and as of the Second Amendment Effective Date.

SECTION 4.  Conditions to Effectiveness. Each of the amendments set forth in Section 2 of this Amendment shall be effective and in full force and effect on and as of and from and after the Second Amendment Effective Date; provided, however, that each of the following conditions precedent shall first be satisfied:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Administrative Agent of a favorable opinion of the General Counsel for the Borrower, dated as of the Second Amendment Effective Date, satisfactory in form and substance to the Administrative Agent;

(c) receipt by the Administrative Agent of a favorable opinion of special counsel to the Borrower, dated as of the Second Amendment Effective Date, satisfactory in form and substance to the Administrative Agent;

(d) receipt by the Administrative Agent of a certificate of incumbency of the Borrower (the "Secretary's Certificate"), signed by the Secretary or an Assistant Secretary of the Borrower and dated as of the Second Amendment Effective Dave, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver this Amendment, and certified copies of the following items: (i) the Borrower's Articles of Incorporation, (ii) the Borrower's Bylaws, (iii) a recent certificate of the Secretary of State of the State of incorporation of the Borrower as to the existence of the Borrower as a corporation organized under the laws of such state, and (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Amendment, all in form and substance satisfactory to the Administrative Agent; and

(e) receipt by the Administrative Agent and the Lenders of all Fees due and payable on the Second Amendment Effective Date and all amounts due and payable under Section 5 of this Amendment.

SECTION 5. Costs and Expenses. The Borrower shall pay or reimburse, on demand, all reasonable costs and expenses incurred or sustained by the Administrative Agent from time to time in connection with the preparation, execution and delivery of this Amendment or any of the other Instruments or documents prepared in connection herewith, or the consummation of any of the transactions contemplated hereby, including the Attorney Costs incurred or sustained by the Administrative Agent in connection with respect thereto.

SECTION 6.  No Other Changes. Except as and to the limited extent otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents, and all of the rights and remedies of the Lenders and the Agents thereunder, shall remain unaltered, and are hereby ratified and confirmed in all respects by the Borrower.

SECTION 7.  Other Provisions.  This Amendment and the rights and obligations hereunder of each of the parties hereto shall in all respects be construed in accordance with and governed by the laws of the State of New York. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto. Delivery of photocopies of the signature pages to this Amendment by facsimile shall be as effective as delivery of manually executed counterparts of this Amendment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Schedule III, Disclosure Schedule, is not material and is not included in this filing.]

***Signature Pages to Second Amendment Agreement Follow***

IN WITNESS WHEREOF, the undersigned have duly executed this SECOND AMENDMENT AGREEMENT under seal as of the date first set forth above.

MEREDITH CORPORATION

By: /s/ Steven M. Cappaert

Name: Steven M. Cappaert

Title: Controller

**Signature Page to Second Amendment Agreement**

*** Signature Pages to Second Amendment Agreement Follow***

FLEET NATIONAL BANK, as a Lender    and as Administrative Agent

By: /s/ Amy Peden

Name: Amy Peden

Title: Vice President

**Signature Page to Second Amendment Agreement**

*** Signature Pages to Second Amendment Agreement Follow***

BANKONE, NA, as a Lender and as a Co-Syndication Agent

By: /s/ Lisa A. Whatley

Name: Lisa A. Whatley

Title: Managing Director

**Signature Page to Second Amendment Agreement**

*** Signature Pages to Second Amendment Agreement Follow***

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By: /s/ Kathleen Savard

Name: Kathleen Savard

Title: Vice President

By: Steven Buehler

Name: Steven Buehler

Title: Vice President

**Signature Page to Second Amendment Agreement**

*** Signature Pages to Second Amendment Agreement Follow***

SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION, as a Lender and as Documentation Agent

By: /s/ Thomas C. Palmer

Name: Thomas C. Palmer

Title: Managing Director

**Signature Page to Second Amendment Agreement**

***Signature Pages to Second Amendment Agreement Follows***

THE BANK OF NEW YORK, as a Lender

By: /s/ Mehrasa Raygam

Name: Mehrasa Raygam

Title: Vice President

**Signature Page to Second Amendment Agreement**

*** Signature Page to Second Amendment Agreement Follows***

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Mark E. Taylor

Name: Mark E. Taylor

Title: Vice President

**Signature Page to Second Amendment Agreement**